September 24, 2001




American Millennium Corporation, Inc.
1010 Tenth St., Suite 100
Golden, CO  80401


         Re:      Form SB-2 Registration Statement, Legal Opinion:


Gentlemen:

         You have requested our opinion as to the legality of the issuance by you (the "Corporation") of an estimated 19,340,837 shares of the Corporation's common stock (the "Shares"), including 5,971,106 Shares currently outstanding and an additional 13,369,731 Shares issuable upon the exercise of warrants and options held by the Selling Security Holders, such Shares as further described in the Registration Statement in the form to be filed with the U.S. Securities and Exchange Commission.

         As your counsel, we have reviewed and examined the relevant documents and materials in connection with the preparation this opinion, including:

1. The Articles of Incorporation of the Corporation and Amendments thereto;

2.       The Bylaws of the Corporation;

3.       A copy of certain resolutions of the corporation;

4. The Registration Statement on Form SB-2 and amendment thereto on Form SB-2/A, covering the Shares;

5. Annual and quarterly financial reports of the Corporation on Forms 10-KSB and 10-QSB.

6. Various contracts entered into by the Corporation, attached as exhibits to the Registration Statement.

         In giving our opinion, we have assumed, without investigation, the authenticity of any document or instrument submitted us as an original, the conformity to the original of any document or instrument submitted to us as a copy, the genuineness of all signatures of such originals or copies, and the accuracy and completeness of all information and records provided to us by the Corporation. In conducting our examination, we have assumed, without investigation, the accuracy of the statements as to factual matters made by officers and employees of the Corporation, and we are not aware of any information which leads us to believe that any of these statements are inaccurate. In addition, we have assumed, without investigation, that the certificates representing the Shares, when executed or delivered, will not deviate in substance or in form from copies examined by us.

         The opinion hereinafter expressed are subject to our assumptions that all Shares have been or will be offered, sold and/or issued in a manner which fully complies with the terms, provisions and conditions of any applicable contract or agreement, the Registration Statement, the Prospectus and applicable securities or Blue Sky laws of the several states.

         Based upon the foregoing, we are of the opinion that the Shares to be sold by the Selling Security Holders pursuant to the Registration Statement, if sold as described in the Registration Statement, including the shares issuable if the corresponding warrants and/or options are exercised in accordance with their terms, will be legally issued, fully paid and nonassessable, provided that no less than par value is paid for any shares.

         No opinion is expressed herein as to the application of state securities or Blue Sky Laws.

         This opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

         Notwithstanding the above, we consent to the reference to our firm name in the Prospectus filed as a part of the Registration Statement and the use of our opinion in the Registration Statement. In giving these consents, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities and Exchange Commission promulgated thereunder.

                                                  Very truly yours,



                                                  GRAY, HARRIS & ROBINSON, P.A.